Exhibit 10.5

Solar Strategy Holdings Limited

June 17, 2025

Mr. Symington Wei Smith

Dear Symington Wei,

This letter agreement (the “Agreement”) serves to confirm the terms and conditions of your continued employment with EcoFusion Energy Engineering Co. Limited（光電太陽能工程有限公司 ）, an operating entity of Solar Strategy Holdings Limited (hereinafter, “SSTR”, and collectively with its subsidiaries, the “SSTR Group”). For purposes of this Agreement, the “Company” shall refer to the member of the SSTR Group that actually employs you, which may change from time to time. This Agreement is effective as of the date of your signing.

1.            Position. You will continue to serve as the Chief Executive Officer and you will continue to report to the Board of Directors of SSTR (the “Board”). This is a full-time, exempt position. By signing this Agreement, you confirm to the SSTR Group that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the SSTR Group. While you render services to the SSTR Group, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the SSTR Group.

2.            Cash Compensation. You will continue to be paid a salary at the rate of HKD_600,000_ per year. Your salary will be payable in accordance with the Company’s standard payroll schedule and will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

3.            Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.You shall be entitled to participate in, and the Company shall procure that you are offered participation in, the Mandatory Provident Fund (MPF) of the Company, in which the Company is a participating employer.

4.            Holidays. You shall be entitled to ten (10) working days of paid annual leave of absence of working days.

5.             Confidentiality.

(a) You shall not at any time, whether during your employment or at any time thereafter, use, take away, conceal, destroy or retain for your own advantage or the advantage of any other person, or (save only to the extent as is required by relevant law, the requirements of the Nasdaq Global Market (the “Nasdaq”) or other regulatory requirements, or as is authorised by the Board) divulge or communicate to or cause or enable any third party to become aware of or use any:

(i)	financial, business or trading information or other confidential or personal information which you may receive or obtain in relation to the business, finances, dealings or affairs of any member of the SSTR Group, including any information regarding the projects or other technical data or the finances, contractual arrangements, employees or agents, clients or customers of any member of the SSTR Group;

(ii)	trade secrets (including trade knowledge) and confidential know-how of or relating to any member of the SSTR Group or any of its businesses; or

(iii)	information imparted to you on the express basis that it is confidential (together with the above, collectively referred to as the “Confidential Information”).

(b) Confidential Information does not include any information or material which is in the public domain other than as a result of a breach by you of Clause 5(a).

(c) Since you may obtain in the course of your appointment by reason of services rendered for or offices held in any other company in the SSTR Group knowledge of the trade secrets or other confidential information of such company, you hereby agree that you will at the request and cost of the Company or such other company enter into a direct agreement or undertaking with such company whereby you will accept restrictions corresponding to the restrictions herein contained (or such of them as may be appropriate in the circumstances) in relation to such products and services and such area and for such period as such company may reasonably require for the protection of its legitimate interests.

(d) All documents, records, correspondence, price lists, accounts, statistics, equipment or other property relating to the Confidential Information and the businesses or affairs of the Company or any other member of the SSTR Group or any affiliates to the SSTR Group kept in the possession or under the control of you and all copies thereof or extracts therefrom (in whatever form they may be kept) made by or on behalf of you are and shall remain the property of the Company or such other member of the SSTR Group or any affiliates to the SSTR Group (as the case may be) and shall be handed over by you to the Company from time to time on demand and in any event forthwith upon your leaving the service of the Company, and you shall not retain any copy thereof.

6.            Restrictive Covenants

(a) You hereby covenant with and undertake to the Company that you shall not, and that you will procure that none of your affiliates will, either alone or jointly with or as manager, agent, representative, consultant, partner or employee for or of any person, directly or indirectly, at any time during the your employment or within one (1) year from the termination of your employment (the “Termination Date”).

(i)	engage, employ or solicit for employment by any person in any business any employee, former employee, agent or former agent of any member of the SSTR Group (save and except former employees whose employment with the Group has been terminated for a period of not less than one (1) year prior to the Termination Date); or

(ii)	be interested or involved in any project or proposal for the acquisition or development of or investment in any business or asset which any member of the SSTR Group was during the term of your employment considering to acquire or develop, or in which it was considering to invest, unless the said member of the SSTR Group shall have decided against such acquisition, development or investment or invited you or your affiliates in writing to participate in, or consented in writing to you or your affiliates’ acquisition or development of or investment in, such business or asset; or

(iii)	be engaged or interested in or concerned with any business in Hong Kong which is in any respect in competition with or similar to any business of any member of the SSTR Group as at the Termination Date or any time in the year prior thereto; or

(iv)	endeavour to procure orders from, do business with or entice away from any member of the SSTR Group, any person who at any time during the year preceding the Termination Date was a customer, supplier or contractor of any members of the Group, provided that this sub-clause shall not apply to endeavours to procure orders not relating to, or do business not similar to, the business or businesses of the SSTR Group from time to time;

(b) You hereby covenant with and undertake to the Company that you shall not, and that you will procure that none of your affiliates will, either alone or jointly with or as manager, agent, representative, consultant, partner or employee for or of any person, directly or indirectly, at any time after the termination of your employment, in Hong Kong or any other part of the world use the name or trading style of any member of the SSTR Group or represent yourself as carrying on any business of any member of the SSTR Group or continuing or being connected with any member of the SSTR Group or its business for any purpose whatsoever.

(c) Each of the paragraphs of Clauses 6(a) and 6(b) shall be deemed to constitute a separate agreement and shall be construed independently of each other.

7.            Termination.

(a) Save the provisions contained in 7(b), either party may terminate this Agreement by giving the other not less than _one (1)_month written notice. (b) This Agreement may be terminated summarily with immediate effect without compensation by the Company by notice in writing (or, in the case of 7(b)(viii) and (ix) only, with or without notice) if you:

(i)	is prohibited or disqualified from acting as a director of the Company under any applicable law or is publicly censured or criticised by the Nasdaq, the U.S. Securities and Exchange Commission or the Securities and Futures Commission of Hong Kong and the Board is of the view that the retention of office by you is prejudicial to the interests of the Group or investors in the Company;

(ii)	is guilty of any gross misconduct or willful neglect of duty or commits any material breach of the terms of this Agreement (or, in the case of a breach which is capable of remedy, fails to remedy such breach to the satisfaction of the Board within fifteen (15) days of being called upon to do so in writing by the Board);

(iii)	is guilty of conduct likely to bring yourself or any member of the Group into disrepute;

(iv)	becomes bankrupt or makes any arrangement or composition with your creditors or has a receiving order made against him;

(v)	is convicted of any criminal offence involving dishonesty, or the specified penalty for which includes imprisonment (other than an offence which, in the reasonable opinion of the Board, does not affect your position in the Company);

(vi)	persistently refuses to carry out any reasonable lawful order given to you in the course of your employment or persistently fails to attend diligently to your duties under this Agreement;

(vii)	becomes a lunatic or of unsound mind;

(viii)	be removed from office by a resolution of the shareholders of the Company in general meeting;

(ix)	upon retirement by rotation pursuant to the Articles, is ineligible for re-election to office or is otherwise not re-elected to office by the Company’s shareholders; or

(x)	improperly divulge to any unauthorised person any Confidential Information or any other business secret or details of the organisation, business or clientele of the SSTR Group;

(c) If it is advised that the Company is not entitled under the applicable laws to terminate this Agreement by immediate notice pursuant to Clause 7(b), the Company may terminate this Agreement upon the occurrence of any of the events specified in that Clause 7(b) by giving such minimum notice to you as may be required under applicable laws.

(d) You shall have no claim against the Company for damages or otherwise by reason of termination of this Agreement under this Clause 7 and no delay or forbearance by the Company in exercising any such right of termination shall constitute a waiver of that right.

8.            Tax Matters.

(a) Withholding; Section 409A. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. Except for such withholding, you will be responsible for your own tax liability imposed with respect to such compensation. It is intended that all payments and benefits under this Agreement, to the greatest extent possible, be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”); to the extent not so exempt, this Agreement will be construed in a manner that complies with Section 409A.

(b) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation. You agree that the no member of the SSTR Group has a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against any member of the SSTR Group or the Board related to tax liabilities arising from your compensation.

9.            Interpretation, Amendment and Enforcement. This Agreement supersedes and replaces any prior offer letters, agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the SSTR Group regarding the subject matter set forth herein and constitutes the complete agreement between you and the SSTR Group regarding such subject matter. Notwithstanding the foregoing, nothing in this Agreement shall supersede or replace any existing equity rights you may have, including any rights you have with respect to your Equity Awards. This Agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the SSTR Group (other than you).

You may indicate your agreement with these terms by signing and dating this Agreement and returning it to me.

Very truly yours,

Solar Strategy Holdings Limited

By:	/s/ Hongliang Zhao
Director and Chairman of the Board

I have read and accept the terms of this Agreement:

Signature of	/s/ Symington W. Smith